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                                                                     Exhibit 11

Code of Ethics (English Translation)

Introduction

The globalization and liberalization of national economies and financial services, as well as the advance of new information technologies, has intensified competition among financial institutions and brought about a drastic realignment in the financial sector beyond traditional industry or national boundaries. This trend is expected to continue for the foreseeable future. It was against this backdrop that Mitsubishi Tokyo Financial Group ("MTFG") was established as a diversified financial services group to organically combine the different strengths of its member companies and achieve further growth. Financial institutions serve important public functions that come with high social responsibilities. MTFG is no exception, and has the obligation to actively fulfill its role. To this end, we must recognize once again that the trust and confidence our clients invest in us are irreplaceable assets, and that they form the foundation of our very existence. We then must strive to conduct our business activities based on a higher sense of mission and ethical standards.

It is with these ideas in mind that we have created the MTFG Code of Ethics (the "Code"). The Code will serve as a set of guiding principles shaping the basic corporate and ethical values of MTFG, and we must endeavor to reflect these in our daily activities. It goes without saying that top management must set a leading example in honoring the Code, and all management and employees of MTFG and its entities must follow suit. We understand that ambition and enthusiasm for business objectives can create the potential to take the focus away from ethics and compliance. However, one cannot take pride in a company that does not have high ethical standards; indeed, there is no future for such a company. It is fundamentally impermissible for a company to neglect laws or regulations, or to pursue profits in an unethical fashion. And it is becoming increasingly clear that without an appropriate compliance framework a company is in no position to even enter the competitive marketplace.

We have decided to make the Code of Ethics public in order to demonstrate to the world at large our strong commitment to ethics and compliance. We wish to clearly state our ethical principles, and to undertake that we will observe them to the fullest extent.

As a core element of our daily activities, the Code must be mastered as a matter of basic discipline. In regard to the practical application of the Code, it is also useful to refer to the compliance manual and other related materials that provide specific explanations of relevant laws, regulations, and internal rules, and to consult with your line managers and compliance officers. With these points in mind, we expect all management and employees of MTFG and its entities to read the Code carefully, and make the most of it as a valuable guide for your future actions.

                                  Akio Utsumi              Shigemitsu Miki
                                   Chairman                   President

                                         Mitsubishi Tokyo Financial Group, Inc.
                                                                       May 2002

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Contents

               I.   Underlying Principles.................... 3

               II.  The MTFG Code of Ethics.................. 3

               III. Self-appraisal Guide for Specific Actions 6

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I. Underlying Principles

1. Establishment of Trust

   Fully cognizant of the importance of the Group's social responsibilities and public role, we strive to maintain unwavering trust from society through the sound and proper management of our business activities, based on the principle of accountability.

2. Serving Our Clients First

   We recognize that the satisfaction of our clients and their confidence in MTFG form the foundation of the Group's very existence. As such, we endeavor to always provide our clients with the highest quality products and services best suited to their needs.

3. Sound and Transparent Management

   We endeavor to manage our affairs in a sound and transparent manner by maintaining appropriate and balanced relationships with all stakeholders, including clients, shareholders and others, while assuring fair, adequate and timely disclosure of corporate information.

4. Strict Observance of Laws, Regulations, and Internal Rules

   We are committed to strictly observing relevant laws, regulations, and internal rules and to acting with fairness and integrity in conformity with the common values of society at large. As a diversified global financial services group, we also make continuous efforts to operate in ways that reflect internationally accepted standards.

5. Respect for Human Rights and the Environment

   We respect human rights and the environment and seek to co-exist in harmony with society.

6. Disavowal of Anti-Social Elements

   We stand firmly against supporting the activities of any group or individual that unlawfully threatens public order and safety.

II. The MTFG Code of Ethics

1. Establishment of Trust

Fully cognizant of the importance of the Group's social responsibilities and public role, we strive to maintain unwavering trust from society through the sound and proper management of our business activities, based on the principle of accountability.

As one of the world's largest diversified financial services groups, MTFG serves an important public role and has corresponding social responsibilities. Aspects of commercial banking, for example, such as the intermediation of funds through deposits and loans, as well as the settlement of accounts through fund transfers, are an indispensable part of the national economic infrastructure. In the securities business, too, we serve as an important conduit between clients and the securities market, where funds are raised and invested. Accordingly, we must act fairly and with integrity to protect the interests of our customers, while helping to maintain the soundness of the marketplace. In conducting trust banking business, meanwhile, we contribute to the healthy development of our economy and of society through the custody, investment, and disposition of assets held in trust. In these activities, therefore, we are obligated to comply fully with relevant laws, regulations, and internal rules, while acting with all reasonable care and skill, with the duty of loyalty, and with the utmost professionalism.

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The principle of accountability dictates that we act on our own judgment and take responsibility for the consequences of our actions. Winning trust from society becomes possible only when each MTFG company fulfills its social responsibilities and public role, and conducts its affairs in a sound and appropriate fashion, based on the principle of accountability. It must be remembered that trust built up over many years can be lost in a moment through inappropriate behavior. With this firmly in mind, each and every one of us will strive to perform our activities with the highest sense of ethics.

2. Serving Our Clients First

We recognize that the satisfaction of our clients and their confidence in MTFG form the foundation of the Group's very existence. As such, we endeavor to always provide our clients with the highest quality products and services best suited to their needs.

To survive and prosper as a going concern, an enterprise must be highly valued by its clients. This is becoming more and more relevant in today's rapidly changing society. As such, we endeavor to satisfy and win the confidence of our clients by providing them, in a timely fashion, with high quality products and services that meet their needs. To this end, each one of us must continue to strive with professional pride in our assigned area of responsibility. We should not be complacent and accept the status quo. We need to tackle challenges with creativity, and put the task of satisfying the diverse needs of our clients first.

As a comprehensive financial services group, MTFG comprises companies from different industry sectors with different functions. By harnessing the strengths of the Group as a whole, each MTFG company is working to provide competitive new products and services.

We are also dedicated to communicating responsibly and effectively with our clients. Through proactive disclosure of information and thorough explanation of our products, services, and attendant risks and other relevant factors, we will do our best to facilitate the understanding and appropriate decision-making of our clients. In executing transactions, we will hold to our promises, and carry out our business activities fairly and with integrity.

Furthermore, we will prudently manage our clients' assets and earnestly fulfill the duty of confidentiality. Unless properly justified, we do not disclose to outside parties any information about our clients obtained through our transactions with them or through related activities. Through proper conduct in such matters, we will maintain relationships with clients that are founded on trust.

3. Sound and Transparent Management

We endeavor to manage our affairs in a sound and transparent manner by maintaining appropriate and balanced relationships with all stakeholders, including clients, shareholders and others, while assuring fair, adequate and timely disclosure of corporate information.

Through our business activities, we invariably interact with various stakeholders, including clients, shareholders, creditors, management, employees, vendors, competitors, local communities, political bodies, and government offices. To be truly accepted into society, we must act as a good corporate citizen and formulate appropriate and balanced relationships with all stakeholders, while ensuring that we behave in a manner that does not warrant any suspicion of misconduct.

Disclosing corporate information fairly, while remaining sensitive to the choices and decisions of the marketplace and our clients, increases the transparency of corporate activities and helps facilitate understanding and trust from society. Therefore, we are committed to the timely and comprehensive disclosure of corporate information that would be reasonably required for our shareholders, investors, and clients to make decisions. At

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the same time, we are open to a wide range of outside opinions. We consider these opinions with care as part of our continuous efforts to improve our operations and services.

In order to assure the soundness of our businesses, we endeavor to generate profits, manage risks prudently, and safeguard and expand the Group's assets. We also pay particular attention to whether appropriate internal control systems are in place in areas such as the effectiveness and efficiency of operations, the issuance of accurate financial statements, and the Group's compliance with relevant laws, regulations, and internal rules.

4. Strict Observance of Laws, Regulations, and Internal Rules

We are committed to strictly observing relevant laws, regulations, and internal rules to acting with fairness and integrity in conformity with the common values of society at large. As a diversified global financial services group, we also make continuous efforts to operate in ways that reflect internationally accepted standards.

MTFG conducts business globally through its first class domestic and international network. Accordingly, there are numerous laws, regulations, and internal rules that MTFG must abide by. Regardless of national boundaries, we are committed to thoroughly understanding and complying with the letter and spirit of relevant laws, regulations, and internal rules. We will carry out our business activities fairly and with integrity, and act in conformity with recognized social values. We do not seek any transactions or profits to be obtained through the breach of laws, regulations, or ethical standards.

In order to maintain high ethical standards and create a corporate culture that encourages compliance with laws, regulations, and internal rules, we will continually work to improve our institutional framework and distribution of necessary information. In cases of violations of laws, regulations, or internal rules, we will act promptly to resolve the problems and seek out the causes, and will establish measures to prevent recurrences of such problems. We will also deal with violators in a strict and fair manner, and actively cooperate with appropriate authorities.

As economic activities become increasingly borderless and companies look to compete internationally on a level playing field, there is a growing trend to unify standards in various areas of corporate management, such as corporate governance, corporate accounting standards, and internal controls. We will maintain our awareness of such global trends, and continuously review aspects of our business such as management systems, public disclosure rules, internal control systems, business practices, and human resources management from a global perspective, in order to manage our affairs in a fashion worthy of a full participant in international society.

5. Respect for Human Rights and the Environment

We respect human rights and the environment and seek to co-exist in harmony with society.

As a global, diversified financial services group, MTFG conducts business in countries around the world. As such, our clients as well as our employees come from diverse backgrounds. In every aspect of doing business, we respect each individual's human rights. We also respect the environment.

We are dedicated to protecting people's privacy. We reject discriminatory language, actions, and harassment, both within and outside of the organization. Discrimination on the basis of gender, age, nationality, race, ethnic origin, religion, social status, or physical disability has no place in our business activities, hiring, or personnel management. We respect different cultures and customs in conducting our affairs, and value harmony with society.

Furthermore, we seek to balance our business activities with the protection of the global environment, which is the common asset of mankind. We will continue to give careful consideration to environmental issues, not just in terms of the consumption of resources within the Group, but also in our relationships with clients and society.

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6. Disavowal of Anti-Social Elements

We stand firmly against supporting the activities of any group or individual that unlawfully threatens public order and safety.

We will not tolerate any unjust intervention from elements that seek to disrupt public order and safety. Condoning this kind of intervention could undermine confidence in MTFG, and we will steadfastly refuse to yield to any such attempts. Through properly conducting our affairs we will minimize any opportunity for disturbance. Should a situation arise, we will in all cases take necessary action, including cooperation with the police and other concerned parties as appropriate.

In particular, we are committed to enhancing adequate systems to combat money laundering and to prevent the use of financial institutions for criminal activities, including terrorism and tax evasion.

III. Self-Appraisal Guide for Specific Actions

The MTFG Code of Ethics comprises guiding principles that each MTFG company and all management and employees must abide by in order to realize our management philosophy. The accurate understanding of its contents and underlying spirit is a prerequisite before taking action. Nonetheless, we may occasionally encounter problems that are not directly covered in the Code, or to encounter situations in which we are not sure how to act. In such circumstances, consult with your line manager or compliance officer without hesitation.

When considering how to act in your day-to-day activities, it may also be useful to consider the following questions. If you have a sense of discomfort in formulating your answers to any of these questions, there is a strong possibility that you may be facing a potential problem under the principles of the Code.

1. Would my action be fair, and something that I could talk about proudly with my family and friends?

2. Would my action conform to all relevant laws, regulations, and internal rules?

3. Would my action seem appropriate to others?

4. Am I trying to ignore my conscience by pretending that my action would be for the good of the company?

5. Would my action harm MTFG's reputation in any way?

When in doubt, remember that you are not alone. Please have the courage to consult with your line manager or compliance section.

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                     Excerpts from BTM's Compliance Rules

                             (English Translation)

(Objective)

Article 1.

These rules prescribe basic matters relating to compliance with laws and regulations.

(Definition)

Article 2.

(1) In these rules, "laws and regulations" mean laws and government ordinances (including those by local authorities) to be strictly observed by BTM employees when carrying out business operations, and the MTFG Code of Ethics, BTM's Articles of Incorporation, and other rules of BTM established in accordance with the above laws and government ordinances.

(2) "Compliance" means understanding the purpose and contents of laws and regulations properly, and behaving in a manner so as not to violate the laws and regulations.

(Amendment and Repeal)

Article 3.

These rules may be amended or repealed by resolution of BTM's Board of Directors.

(Responsibilities of Directors, Executive officers (Shikko Yakuin) and Board of Directors)

Article 4.
(1) In accordance with the "MTFG Code of Ethics", Directors and Executive Officers (shikko yakuin) of BTM must carry out their responsibilities with the recognition that compliance is one of the most important management objectives.

(2) The Board of Directors must establish an internal framework necessary for promoting compliance and seek to achieve and maintain compliance.

(3) The Board of Directors must formulate concrete action plans relating to compliance matters at least once a year and must periodically review the status of their implementation.

(4) The Board of Directors must be aware of all important revisions of the Compliance Manual.

(Responsibility of BTM Employees)

Article 5.

(1) BTM employees must perform their duties by securing compliance and in accordance with the "MTFG Code of Ethics."

(2) BTM employees must strive to acquire adequate knowledge of the laws and regulations which must be complied with in carrying out business operations.

(3) If BTM employees discover violations or possible violations of laws and regulations (including cases of willful wrongdoing), they must report directly to their line manager and the Compliance Officer as stipulated in Articles 11, 12 and 14.

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(Director in Charge of the Legal & Compliance Office)

Article 7.

The Director in charge of the Legal & Compliance Office must report matters concerning compliance to the Board of Directors or the Executive Committee from time to time the Director deems necessary.

(Office in Charge of Compliance)

Article 8.

(1) The Legal & Compliance Office oversees the bankwide compliance framework. The General Manager of the Legal & Compliance Office, who is in charge of overseeing the bankwide compliance framework, may delegate his/her authority to the General Manager of the Compliance Office in the Legal & Compliance Office.

(Responsibilities of General Managers)

Article 9.

The General Manger of a division, office or branch shall promote compliance with rules and regulations in its division, office or branch.

(Responsibilities of Compliance Officers in the independent offices in the Corporate Center)

Article 14.

(1) Compliance Officers shall be appointed in the independent offices in the Corporate Center. Compliance Officers play central roles in promoting compliance in each of the independent offices.

(Compliance Reporting System in the independent offices in the Corporate Center)

Article 15.

(1) If Compliance Officers in each of the independent offices in the Corporate Center discover actual or potential violations of laws and regulations, they must report directly to the office which oversees the bankwide compliance framework.

                     Excerpts from BTM's Compliance Manual

                             (English Translation)

2. 2. 8. Transactions involving a conflicts of interest

1) Between directors and the Bank

The Directors owe a duty of care of a prudent manager and a duty of loyalty to the Bank and are restricted more stringently than other employees with respect to transactions involving conflicts of interest. Accordingly, Directors are subject not only to restrictions on interested transactions but also to various other restrictions, including the non-competition obligation, restrictions on taking out loans from the Bank and requirement that compensations must be approved by resolutions of shareholders' meetings. The Directors must also refrain from intermingling personal interests with company policy in the context of handling confidential information, conducting insider transactions and giving contributions.

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2) Between employees and the Bank

An employee is strictly prohibited from receiving or causing someone to receive, in his/her capacity as and by abusing his/her position as an employee of the Bank, cash or other tangible or intangible benefits from a customer or similar persons of the Bank. An employee may not take part in a transaction which may cause a conflict of interest with his/her family member or friend.

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                    Excerpts from BTM's Employee Work Rules

                             (English Translation)

Article 49 Disciplinary Action

1. The Bank may take disciplinary action when it detects that an employee has committed any of the following acts:



(14) Violations of any laws and regulations, including these Employee Work Rules, which must be complied with by each employee



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